EXHIBIT 99 For Investor Relations Inquiries: Arvind Bhatia, CFA Dave & Buster’s Entertainment, Inc. 214.904.2202

Dave & Buster’s Announces Third Quarter Results and Introduces A New Smaller Store Format

Confirms 14 New Stores in 2017 and Strong 2018 Pipeline

New Store Format Expands Unit Potential By 10% to 20%

DALLAS, Dec 5, 2017 (GLOBE NEWSWIRE) — Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced financial results for its third quarter 2017, which ended on October 29, 2017.

Key highlights from the third quarter 2017 compared to the third quarter 2016 include:

▪	Total revenues increased 9.3% to $250.0 million from $228.7 million.
▪	Opened one new store compared to two new stores.
▪	Comparable store sales decreased 1.3%.
▪	Comparable store sales in Amusements increased 1.1% and in Food & Beverage decreased 4.2%.
▪	Net income of $12.2 million, or $0.29 per diluted share, vs. net income of $10.8 million, or $0.25 per diluted share.
▪	EBITDA increased 9.8% to $45.6 million from $41.5 million.
▪	EBITDA margin was flat at 18.2%.
▪	Hurricanes during the quarter had an unfavorable impact on our comparable store sales growth, total revenue and EBITDA of approximately 50 basis points, $2 million and $0.7 million respectively. In addition, wildfires had an unfavorable impact on our California stores.

“Our team pulled through remarkably well in the face of unprecedented weather-related challenges in the quarter and difficult comparisons to last year. We continue to believe that the primary growth driver for the business is opening new stores with great returns. Our 2016 class of stores is trending very well, with returns close to 50%, in line with the first year returns for our recent classes of stores. While it is still early, we are also pleased with the results from our 2017 store openings, which reaffirms the concept’s broad based appeal. We continue to expect to open fourteen new stores this year, representing 15% unit growth. In addition, we are excited to announce a new smaller store format that expands our brand potential and extends our growth runway,” said Steve King, Chief Executive Officer.

“We delivered another quarter of strong financial performance despite significant hurricane headwinds. Both revenue and EBITDA increased over 9% and excluding the impact of weather would have been up low double digits. We are also very pleased with our operating team's focus on execution, which enabled us to maintain EBITDA margins, despite a slight decline in our comparable store sales, while also improving the guest experience,” said Brian Jenkins, Chief Financial Officer.

Share Repurchase Activity

Year-to-date, as of November 30, 2017, we had repurchased approximately 2.1 million shares of our common stock for $123.4 million and cumulatively we have repurchased 2.6 million shares for $152.2 million. As of the same date, we still had nearly $147.8 million remaining under our current buyback authorization.

Hurricanes and California Wildfires

During the third quarter, our stores in the Texas markets affected by hurricane Harvey and in the Florida markets affected by hurricane Irma remained closed for several days. In addition, we delayed our Puerto Rico store opening following hurricane Maria. We estimate these hurricanes had an unfavorable impact of approximately 50 basis points on our comparable store sales growth, $2 million on total revenue and $0.7 million on EBITDA. Separately, wildfires had an unfavorable impact on our California stores.

Review of Third Quarter 2017 Operating Results Compared to Third Quarter 2016

Total revenues increased 9.3% to $250.0 million from $228.7 million in the third quarter 2016. Across all stores, Food and Beverage revenues increased 6.3% to $107.7 million from $101.3 million and Amusement and Other revenues increased 11.8% to $142.3 million from $127.3 million. Food and Beverage represented 43.1% of total revenues while Amusements and Other represented 56.9% of total revenues in the third quarter 2017. In last year’s third quarter, Food & Beverage represented 44.3% of total revenues while Amusements and Other represented 55.7% of total revenues.

Comparable store sales decreased 1.3% in the third quarter 2017 compared to a 5.9% increase in the same period last year. Our comparable store sales performance was driven by a 0.9% decrease in walk-in sales and a 4.8% decrease in special events sales. Comparable store sales in Amusements and Other increased 1.1% and in Food & Beverage decreased 4.2%. Non-comparable store revenues increased $22.9 million in the third quarter 2017 to $52.4 million.

Operating income increased to $19.9 million in the third quarter of 2017 from $18.7 million in last year's third quarter. As a percentage of total revenues, operating income decreased 20 basis points to 8.0% from 8.2%.

Net income increased to $12.2 million, or $0.29 per diluted share (42.3 million diluted share base). Fully diluted earnings per share, excluding the $0.03 per share favorable impact of ASU 2016-09, and the $0.01 per share unfavorable impact of debt refinance, was $0.27. This compared to net income of $10.8 million, or $0.25 per diluted share (43.3 million diluted share base), in the same period last year.

EBITDA increased 9.8% to $45.6 million in the third quarter 2017 from $41.5 million in the same period last year. As a percentage of total revenues, EBITDA was 18.2% in this year’s third quarter as well as in the comparable period last year.

Store operating income before depreciation and amortization increased 8.5% to $64.6 million in the third quarter 2017 from $59.6 million in last year's third quarter. As a percentage of total revenues, Store operating income before depreciation and amortization decreased 20 basis points to 25.9% from 26.1%.

Development

In fiscal 2017, we intend to open fourteen new stores, including ten large and four small store formats. We currently have eleven stores under construction. We opened one store during the third quarter in Pineville, North Carolina. During the fourth quarter, we have already opened four stores in Brandon (Tampa), Florida; Woodbridge, New Jersey; Auburn, Washington; and White Marsh (Baltimore), Maryland. New Jersey and Washington are new states for us. We plan to open one additional store in Bayamon, Puerto Rico in mid-January. For the fiscal year, eight out of the fourteen new stores will be in new markets for our brand.

Total capital additions (net of tenant improvement allowances) during fiscal 2017 are now expected to be $195 million to $200 million, up from prior guidance of $182 million to $192 million, reflecting our 2017 new store openings as well as a strong 2018 pipeline.

In fiscal 2018, we plan to open a total of fourteen to fifteen new stores, representing unit growth of 13% to 14%. These openings will skew towards the large store format and existing markets for our brand.

We are excited to announce today a new smaller store format of 15,000 to 20,000 square feet to capitalize on demand in smaller markets not included in our original plan. Long term, we see potential to open 20 to 40 of these stores, including two that are part of our 2018 plan. This new format has the potential to expand our whitespace opportunity by 10% to 20% beyond the original target of 211 locations in the United States and Canada alone.

Financial Outlook

We are updating our financial outlook on several key metrics for fiscal 2017, which includes 53 weeks and ends on February 4, 2018:

▪	Total revenues of $1.148 billion to $1.155 billion (vs. $1.160 billion to $1.170 billion previously).
▪	Primarily driven by the impact of hurricanes, including a delay in our Puerto Rico opening; and reduced comparable store sales guidance
▪	Comparable store sales increase of 0.0% to 0.75% (on a comparable 52-week basis) (vs. 1% to 2% previously)
▪	14 new stores
▪	Pre-opening expenses of approximately $23 million (vs. $21 million previously)
▪	Net income of $110 million to $112 million (vs. $109 million to $113 million previously)
▪	EBITDA of $268 million to $272 million (compared to $270 million to $276 million previously)
▪	Diluted share count of approximately 42.6 million (vs. 42.6 million to 42.8 million previously) (including the year-to-date impact of ASU 2016-09)
▪	Effective tax rate of 29.5% to 30.0% (compared to 30.5% to 31.0% previously)
▪	Effective tax rate and net income guidance for full year 2017 includes an $11.4 million reduction in our year-to-date provision for income taxes resulting from the implementation of ASU 2016-09. The requirements of this standard will likely further reduce our effective tax rate depending on future stock option exercises. Our guidance excludes any potential future impacts of ASU 2016-09 on our effective tax rate

For fiscal 2018, we expect low-double-digit growth in revenue and high-single-digit to low-double-digit growth in EBITDA on a comparable 52-week basis. We plan to give more comprehensive guidance for next year on our fourth quarter 2017 conference call, which is expected in early April 2018.

Conference Call Today

Management will hold a conference call to discuss these results today at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The conference call can be accessed over the phone by dialing (323) 794-2551 or toll-free (800) 239-9838.  A replay will be available after the call for one year beginning at 7:00 p.m. Central Time (8:00 p.m. Eastern Time) and can be accessed by dialing (412) 317-6671 or toll-free (844) 512-2921; the passcode is 9864852.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 105 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat, Drink, Play and Watch," all in one location.  Dave & Buster's offers a full menu of "Fun American New Gourmet" entrées and appetizers, a full selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events.  Dave & Buster's currently has stores in 36 states and Canada.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company's business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God.  Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements.  Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Store operating income before depreciation and amortization, and store operating income before depreciation and amortization margin (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of our operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.

DAVE & BUSTER'S ENTERTAINMENT, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	October 29, 2017	January 29, 2017
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$15,258	$20,083
Other current assets	63,855	55,521
Total current assets	79,113	75,604
Property and equipment, net	686,858	606,865
Intangible and other assets, net	371,226	370,264
Total assets	$1,137,197	$1,052,733

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$207,127	$177,797
Other long-term liabilities	204,580	178,856
Long-term debt, net	299,940	256,628
Stockholders' equity	425,550	439,452
Total liabilities and stockholders' equity	$1,137,197	$1,052,733

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	13 Weeks Ended		13 Weeks Ended
	October 29, 2017		October 30, 2016

Food and beverage revenues	$107,690	43.1%	$101,343	44.3%
Amusement and other revenues	142,289	56.9%	127,316	55.7%
Total revenues	249,979	100.0%	228,659	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	28,387	26.4%	26,560	26.2%
Cost of amusement and other (as a percentage of amusement and other revenues)	16,220	11.4%	15,581	12.2%
Total cost of products	44,607	17.8%	42,141	18.4%
Operating payroll and benefits	57,967	23.2%	55,034	24.1%
Other store operating expenses	82,766	33.1%	71,888	31.4%
General and administrative expenses	13,432	5.4%	13,506	5.9%
Depreciation and amortization expense	25,672	10.3%	22,864	10.0%
Pre-opening costs	5,609	2.2%	4,553	2.0%
Total operating costs	230,053	92.0%	209,986	91.8%

Operating income	19,926	8.0%	18,673	8.2%

Interest expense, net	2,156	0.9%	1,578	0.7%
Loss on debt refinancing	718	0.3%	-	-

Income before provision for income taxes	17,052	6.8%	17,095	7.5%
Provision for income taxes	4,895	1.9%	6,340	2.8%
Net income	$12,157	4.9%	$10,755	4.7%

Net income per share:
Basic	$0.30		$0.26
Diluted	$0.29		$0.25
Weighted average shares used in per share calculations:
Basic shares	41,077,206		42,061,235
Diluted shares	42,250,611		43,327,812

Other information:
Company-owned and operated stores open at end of period	101		88

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	October 29, 2017		October 30, 2016

Net income	$12,157	4.9%	$10,755	4.7%
Add back: Interest expense, net	2,156		1,578
Loss on debt refinancing	718		-
Provision for income taxes	4,895		6,340
Depreciation and amortization expense	25,672		22,864
EBITDA	45,598	18.2%	41,537	18.2%
Add back: Loss on asset disposal	321		514
Share-based compensation	2,557		1,668
Pre-opening costs	5,609		4,553
Other costs	46		(5)
Adjusted EBITDA	$54,131	21.7%	$48,267	21.1%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	October 29, 2017		October 30, 2016

Operating income	$19,926	8.0%	$18,673	8.2%
Add back: General and administrative expenses	13,432		13,506
Depreciation and amortization expense	25,672		22,864
Pre-opening costs	5,609		4,553
Store operating income before depreciation and amortization	$64,639	25.9%	$59,596	26.1%

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	39 Weeks Ended		39 Weeks Ended
	October 29, 2017		October 30, 2016

Food and beverage revenues	$356,190	42.7%	$326,139	44.4%
Amusement and other revenues	478,688	57.3%	408,837	55.6%
Total revenues	834,878	100.0%	734,976	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	91,562	25.7%	83,772	25.7%
Cost of amusement and other (as a percentage of amusement and other revenues)	50,481	10.5%	48,628	11.9%
Total cost of products	142,043	17.0%	132,400	18.0%
Operating payroll and benefits	187,610	22.5%	166,614	22.7%
Other store operating expenses	247,663	29.6%	214,487	29.1%
General and administrative expenses	45,172	5.4%	40,131	5.5%
Depreciation and amortization expense	74,447	8.9%	65,108	8.9%
Pre-opening costs	14,626	1.8%	10,390	1.4%
Total operating costs	711,561	85.2%	629,130	85.6%

Operating income	123,317	14.8%	105,846	14.4%

Interest expense, net	6,073	0.7%	5,573	0.8%
Loss on debt refinancing	718	0.1%	-	-

Income before provision for income taxes	116,526	14.0%	100,273	13.6%
Provision for income taxes	31,217	3.8%	36,845	5.0%
Net income	$85,309	10.2%	$63,428	8.6%

Net income per share:
Basic	$2.05		$1.52
Diluted	$1.99		$1.47
Weighted average shares used in per share calculations:
Basic shares	41,521,802		41,863,932
Diluted shares	42,888,659		43,234,767

Other information:
Company-owned and operated stores open at end of period	101		88

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	39 Weeks Ended		39 Weeks Ended
	October 29, 2017		October 30, 2016

Net income	$85,309	10.2%	$63,428	8.6%
Add back: Interest expense, net	6,073		5,573
Loss on debt refinancing	718		-
Provision for income taxes	31,217		36,845
Depreciation and amortization expense	74,447		65,108
EBITDA	197,764	23.7%	170,954	23.3%
Add back: Loss on asset disposal	1,205		987
Share-based compensation	7,006		4,665
Pre-opening costs	14,626		10,390
Other costs	(329)		68
Adjusted EBITDA	$220,272	26.4%	$187,064	25.5%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	39 Weeks Ended		39 Weeks Ended
	October 29, 2017		October 30, 2016

Operating income	$123,317	14.8%	$105,846	14.4%
Add back: General and administrative expenses	45,172		40,131
Depreciation and amortization expense	74,447		65,108
Pre-opening costs	14,626		10,390
Store operating income before depreciation and amortization	$257,562	30.9%	$221,475	30.1%

For Investor Relations Inquiries:

Arvind Bhatia, CFA

Dave & Buster’s Entertainment, Inc.

214.904.2202

arvind_bhatia@daveandbusters.com